Exhibit 99.1

Filed by Old National Bancorp

Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: Indiana Community Bancorp

Commission File No.: 000-18847

NEWS RELEASE

NYSE: ONB

oldnational.com

FOR IMMEDIATE RELEASE –	Contacts:
January 26, 2012	Media:
Kathy A. Schoettlin – (812) 465-7269
Executive Vice President – Communications

Financial Community:
Lynell J. Walton – (812) 464-1366
Senior Vice President – Investor Relations

Old National Increases Cash Dividend 28.6% and Approves Stock Repurchase Plan

•	Board of Directors increases cash dividend by over 28% to $.09 per common share,

•	Company may repurchase up to 2.0 million shares of ONB common stock through January 31, 2013

Evansville, Ind. (January 26, 2012) – Old National Bancorp’s (NYSE: ONB) Board of Directors declared an increase in its common stock dividend to $.09 per share on the Company’s outstanding shares. This new dividend level represents a 28.6% increase over the previous cash dividend level of $.07 per common share. The dividend is payable March 15, 2012, to shareholders of record on March 1, 2012. For purposes of broker trading, the ex-date of the cash dividend is February 28, 2012.

Old National also announced that its Board of Directors has approved a plan to repurchase, as conditions warrant, up to 2.0 million shares of Old National Bancorp common stock through January 31, 2013. These shares may be purchased from time to time in either the open market or in privately negotiated transactions, in accordance with SEC regulations.

“This dividend increase reflects our confidence in our strategy and long-term performance outlook, as well as our commitment to continuing to enhance shareholder value.” Said Chris Wolking, Old National Bancorp Senior Executive Vice President and Chief Financial Officer. “The fact that we are able to take this positive step for our shareholders only hours after announcing our intention to acquire Indiana Community Bancorp illustrates that our capital position remains strong.”

About Old National

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.9 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one of the top 100 largest agencies in the US and the 10th largest bank-owned insurance agency. For more information and financial data, please visit Investor Relations at oldnational.com.

Additional Information for Shareholders

In connection with the proposed merger, Old National Bancorp will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of Indiana Community Bancorp and a Prospectus of Old National Bancorp, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Old National Bancorp and Indiana Community Bancorp, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Old National Bancorp at www.oldnational.com under the tab “Investor Relations” and then under the heading “Financial Information” or from Indiana Community Bancorp by accessing Indiana Community Bancorp’s website at www.myindianabank.com under the tab “Shareholder Relations” and then under the heading “Documents.”

Old National Bancorp and Indiana Community Bancorp and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Indiana Community Bancorp in connection with the proposed merger. Information about the directors and executive officers of Old National Bancorp is set forth in the proxy statement for Old National’s 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 25, 2011. Information about the directors and executive officers of Indiana Community Bancorp is set forth in the proxy statement for Indiana Community Bancorp’s 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 22, 2011. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, descriptions of Old National Bancorp’s and Indiana Community Bancorp’s financial condition, results of operations, asset and credit quality trends and profitability and statements about the expected timing, completion, financial benefits and other effects of the proposed merger. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to: expected cost savings, synergies and other financial benefits from the proposed merger not being realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the proposed merger might not be obtained; market, economic, operational, liquidity, credit and interest rate risks associated with Old National Bancorp’s and Indiana Community Bancorp’s businesses, competition, government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations); the ability of Old National Bancorp or Indiana Community Bancorp to execute their respective business plans (including the proposed acquisition of Indiana Community Bancorp); changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits; failure or circumvention of either Old National Bancorp’s or Indiana Community Bancorp’s internal controls; failure or disruption of our information systems; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigations; other matters discussed in this press release and other factors identified in Old National Bancorp’s and Indiana Community Bancorp’s Annual Reports on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this press release, and neither Old National Bancorp nor Indiana Community Bancorp undertakes an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this press release.